Exhibit 99.1

Aytu BioScience, Inc.
Proforma Balance Sheet
June 30, 2017
Unaudited

	6/30/2017	Pro Forma	Pro Forma
	Consolidated	Adjustments (a)	Combined (b)

Assets
Current assets
Cash and cash equivalents	$802,328	$10,637,752	$11,440,080
Restricted cash	75,214		75,214
Accounts receivable, net	528,039	-	528,039
Inventory, net	1,312,221	-	1,312,221
Prepaid expenses and other	310,760	-	310,760
Total current assets	3,028,562	10,637,752	13,666,314

Fixed assets, net	647,254	-	647,254
Developed technology, net	1,337,333	-	1,337,333
Customer contracts, net	77,667	-	77,667
Trade names, net	164,037	-	164,037
Natesto asset	9,231,072	-	9,231,072
Goodwill	238,426	-	238,426
Patents, net	271,278	-	271,278
Deposits	2,888	-	2,888
Total long-term assets	11,969,955	-	11,969,955
Total assets	$14,998,517	$10,637,752	$25,636,269
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$2,220,400	$-	$2,220,400
Accrued liabilities	782,536	-	782,536
Accrued compensation	339,704	-	339,704
Deferred rent	6,673	-	6,673
Contingent consideration	261,155	-	261,155
Warrant derivative liability	-	3,323,411	3,323,411
Total current liabilities	3,610,468	3,323,411	6,933,879

Contingent consideration	7,386,782	-	7,386,782
Deferred rent	1,451	-	1,451
Total liabilities	10,998,701	3,323,411	14,322,112

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	1	1
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued
and outstanding 824,831 in 2017 and 187,098 in 2016	82	320	402
Additional paid-in capital	73,069,463	7,314,020	80,383,483
Accumulated deficit	(69,069,729)	-	(69,069,729)
Total stockholders' equity	3,999,816	7,314,341	11,314,157
			-
Total liabilities and stockholders' equity	$14,998,517	$10,637,752	$25,636,269

(a)	These are the adjustments to account for the $11.8M financing transaction on 8/15/17

(b)	This is the proforma Balance sheet as if the $11.8M financing had happened on 6/30/17